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                     INDEPENDENT CONTRACTOR AGREEMENT

     This Independent Contractor Agreement (the "Agreement), is entered into by and between Labor Ready, Inc., (the "Company") and John R. Coghlan ("Contractor"). In consideration of the promises set forth in this Agreement, Contractor and the Company hereby agree as follows:

AGREEMENTS:

     1. Engagement of Contractor. Commencing on November 1, 1995, the Company engages Contractor to consult on such projects as are assigned to
Contractor, from time to time by the Company's Chief Executive Officer.   This
Agreement shall terminate on December 31, 1998, unless renewed by agreement of the Company and Contractor.

     2. Responsibilities of Contractor. Contractor agrees to provide the services described in paragraph 1. Contractor agrees that during the term of this Agreement, Contractor shall not engage in any activity that conflicts with the Company's business interests or interferes with the independent exercise of Contractor's judgment in the Company's best interests; provided that nothing in this provision is intended to preclude Contractor from providing services to other entities and individuals during the term of this Agreement. Notwithstanding this right to perform services for others, Contractor agrees to devote as much of his time and attention to Company matters as shall be necessary to accomplish the tasks assigned in an efficient and timely manner.

     3. Independent Contractor Status. Contractor acknowledges and agrees that Contractor is an independent contractor and not an agent or an employee of the Company. The amount of time and effort devoted by Contractor to the services provided under this Agreement shall be within the sole discretion and control of Contractor. Furthermore, Contractor shall be free to determine, in his sole discretion, the methods and techniques, that in Contractor's opinion, will best accomplish the services; provided, however, that such methods and techniques shall be in accordance with good and reputable business practices. Contractor acknowledges that Contractor is responsible to pay and agrees to pay any and all applicable federal and state self-employment taxes and/or fees, in connection with his activities under this Agreement, and that Contractor will abide by all applicable federal, state, and local laws in connection with the services provided.

     4. No Agency. Contractor is authorized to represent himself or herself as an independent contractor of the Company, but shall have no authority to and shall not represent that he has authority to bind the Company in any manner.

     Payment. Contractor shall be compensated on an as billed basis for services performed pursuant to this Agreement. Contractor may bill an amount not in excess of $12,500 per month, and invoices may be submitted no more frequently than two times per month, with such invoice periods falling on the 15th day and the last days of each month. The maximum dollar amount limitation set forth herein shall be increased 10% on January 1 of 1997, and by an additional 10% for each subsequent calendar year over the preceding years billing limitation.

     As additional compensation under this Agreement, Contractor shall be entitled to such stock options, cash bonuses, or other compensation, as the Company's Board of Directors shall, in their sole discretion, from time to time determine. Such additional compensation shall be considered on a project by project basis taking into account the value of the services performed in completing a project pursuant to this Agreement. If granted, it shall be a condition of any stock options that they expire if not exercised within six months of termination of this Agreement.

     This Agreement shall be further subject to the terms of a Conditional Promissory Note of even date between the Company and Contractor, which Conditional Promissory Note is attached hereto as Exhibit A and incorporated herein by this reference.

     6. Expenses of Contractor. Contractor shall maintain separate and independent offices in his Home, at his expense for performing the services hereunder. In addition, Company agrees to make an office available at the Company's Headquarters building, 2156 Pacific Avenue, Tacoma, Washington, on an as needed basis in order to allow the efficient use of Contractor's time when working on site. Contractor shall be liable and responsible for the payment of any and all expenses incurred under this Agreement, except for expenses incurred at the request of and in connection with the specific projects being undertaken by Contractor.

     7. Support Services. The Company agrees that it shall provide Contractor with certain administrative support services, including secretarial services for invoicing and dispatching, and pager and voice mail systems, to assist Contractor in accomplishing the services required by this Agreement.

     8. Insurance. Contractor agrees to maintain liability insurance covering any liabilities resulting or arising from the performance or failure of Contractor to perform any activities undertaken pursuant to this Agreement.

     9. Indemnification. Contractor agrees to indemnify and hold the Company harmless from any and all claims, judgments, costs, suits, debts or liabilities, including attorney's fees, resulting from Contractor's performance or failure to perform any activities hereunder or in relation to this Agreement. In addition thereto, Contractor shall hold the Company harmless from any workmen's compensation claim or unemployment insurance claim made by Contractor or made on Contractor's behalf.

     10. Confidential Information. Contractor hereby covenants and agrees that at any time following execution of this Agreement, Contractor shall not use or disclose, directly or indirectly for any reason whatsoever or in any way, other than at the direction of the Company, any confidential information or trade secrets of the Company, including but not limited to, information with respect to the Company as follows: (i) the identity, list and/or descriptions of any customers of the Company; (ii) financial statements of the Company or of its customers; (iii) cost reports, proposals, sales, and bidding information; (iv) rate and fee structure information; (v) policies and procedure developed by the Company; and (vi) management systems and procedures, including manuals and supplements thereto (collectively, the "Confidential Information"). The obligation not to use or disclose any of the Confidential Information shall not apply to any information that is or becomes public knowledge in the industry, through no fault of the Contractor, and that may be utilized by the public without any direct or indirect obligation to the Company, but the termination of the obligation for non-use or non-disclosure by reason of such information becoming public shall be only from the date such information becomes public knowledge. Furthermore, Contractor agrees that upon termination of Contractor's relationship with the Company, he shall surrender and deliver to the Company all records, files or other documents, or copies thereof relating to the business of the Company or the Confidential Information.

     11. Noncompetition. Contractor agrees that due to the nature of his engagement under this Agreement, Contractor may have access to, may acquire, and may assist in developing confidential information relating to the business and operations of the Company. Contractor acknowledges that such information is and will continue to be of central importance to the business of the Company and that disclosure of such confidential information to others or the unauthorized use of such information by others would cause substantial loss and harm to the Company. Contractor therefore agrees that during the terms of Contractor's engagement and for a period of twenty-four months following the termination of this Agreement, regardless of reason Contractor will (a) refrain from contacting any of the Company's suppliers and customers for the purpose of soliciting orders or establishing relationships for any business enterprise that directly or indirectly competes with the Company's business;
(b) refrain from any public or private statements to such parties that would be injurious to the Company's business or reputation or in any way interfere, directly or indirectly, with the business of the Company; and (c) refrain from developing, marketing and distributing any products that compete in the United States, Canada, and Foreign Jurisdictions with products or services being developed and/or sold by the Company or otherwise be engaged in any activity that competes with the Company. If the noncompetitition provisions set forth are determined to be too broad to be enforceable at law, then the area and/or length of time shall be reduced to such area and time that shall be enforceable.
     12. Company's Remedy for Breach and Right to Injunction. Contractor agrees that the rights covered by this Agreement are unique and special in nature and that the Company would not have an adequate remedy at law in the event of Contractor's breach of this Agreement, and money damages will not compensate the Company for such injury. Contractor agrees, therefore, that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an immediate injunction or other equitable relief enjoining any such threatened or actual breach.

     13. Termination. This Agreement may be terminated by either party at any time, with or without cause, upon thirty (30) day's written notice to the other party. Upon termination of this Agreement, all rights and obligations under this Agreement shall cease except for the rights and obligations of the parties under Sections 9, 10, 11, and 12 and all procedural and remedial provisions of this Agreement. In the event of a termination for cause, Company shall be obligated to pay Contractor only for amounts invoiced or accrued through the date of such termination. The obligations of Company to Contractor under the Conditional Promissory Note attached hereto as Exhibit A, shall also terminate in the event of termination for cause. Cause shall exist if the Company's Board of Directors determines, in good faith, that Contractor has been dishonest, has grossly neglected his duties hereunder, or has committed some other act or omission which substantially impairs Company's ability to conduct its ordinary business in its usual manner. Cause shall also exist in the event Contractor challenges that certain Employment Termination and General Release Agreement between Labor Ready, Inc. and Contractor of even date, which is attached hereto as Exhibit B and incorporated herein by reference.

     In the event of termination resulting from death or disability of Contractor, Company shall be obligated to pay Contractor only for amounts invoiced or accrued through the date of such termination, plus a lump sum payment of $30,000 as consideration for the value of services rendered on projects started but incomplete at the time of such termination, which are anticipated to have ongoing value to Company. The obligations of Company to Contractor under the Conditional Promissory Note attached hereto as Exhibit A, shall also terminate in the event of termination for resulting from death or disability.

     Assignments. This Agreement constitutes a personal contract that may not be assigned by Contractor without the prior written consent of Company.

     Governing Law. This Agreement and all issues relating to the validity, interpretation, and performance shall be governed by and interpreted under the laws of the State of Washington.

     16. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and the remainder of this Agreement shall remain in full force and effect.

     17. Binding Affect. This Agreement shall be binding upon and shall inure to the benefit of each party hereto and each party's respective successors, heirs, assigns, and legal representatives.

     18. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to its subject matter and supersedes all prior agreements and understanding, whether written or oral, relating to its subject matter. No amendments, modification, or termination of this Agreement shall be valid unless made in writing and signed by each of the parties.

     Executed on the ____ day of ______, 1995

COMPANY: LABOR READY, INC.          CONTRACTOR: JOHN R. COGHLAN

______________________________          _________________________________
Glenn Welstad, President                    John R. Coghlan